Exhibit 10.1

ABRASIVE FLUID JET TECHNOLOGY
PURCHASE AGREEMENT

THIS AGREEMENT (herein the “Agreement”) is made and entered into as of this 25th day of August, 2005, by and between Alberta Energy Partners, a general partnership organized in the State of Texas and consisting of Mark McAfee and Mark Alley as its two partners, and having its principal office in Montgomery County, Texas (herein “Alberta”), and Blast Energy Services, Inc., f/k/a Verdisys, Inc., a corporation incorporated in the State of California and having its principal office at 14550 Torrey Chase Boulevard, Suite 330, Houston, Texas 77014 (herein “Blast”) (collectively referred to as the “Parties” or individually as “Party”).

WHEREAS, Alberta owns the Abrasive Fluid Jet Technology (or “Technology” as more particularly defined herein), and is willing to grant to Blast a one-half interest therein as set forth in this Agreement; and

WHEREAS, Blast desires to own a one-half interest in such Technology as a co-owner, and to use such Technology and to license the Technology to others; and

WHEREAS, the Parties entered into a licensing agreement on or about October 27, 2004, which they now desire to replace in its entirety by substituting in replacement thereof this Agreement;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises and covenants contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

DEFINITIONS

1.
For purposes of this Agreement, the terms “Confidential Technical Information” and “Technology” shall mean any and all technical information of Alberta relating to a process for a coherent abrasive jet cutting of steel, rock, and other formation materials in a well bore, and a formation access tool, abrasive nozzles, and conductor, for utilization of the process, and shall include, but not be limited to, the following:

a.
descriptions, designs, drawings, and specifications of the Technology, all materials utilized in the Technology, and including, but not by way of limitation of the extent of the definition of the Technology, applied reference number US 60/627,308;

b.
methods, know-how, specifications, and procedures employed or to be employed in the design, manufacture, fabrication, transportation, installation, storage, usage, sales, marketing or licensing of the Technology, and including all techniques, methodologies, procedures, tolerances, and sales, marketing and licensing information, related thereto; and

c.
all information, acquired technology, developments, improvements, or other information which become available to Alberta relating to the Technology, and all enhancements of the Technology by either Party, during the term of this Agreement.

2.	The terms “Confidential Technical Information” and “Technology” shall not mean:

a.	information which at the time of disclosure to Blast by Alberta is in the public domain;

b.	information which Blast can show was in its possession at the time of disclosure of such information to it by Alberta and not acquired directly or indirectly from Alberta; and

c.
information acquired by Blast from a third party, after the disclosure of information to it by Alberta, and which the third party did not receive from Alberta or from any other party under an obligation of confidence.

3.	The term “Royalty Payment” shall be defined as a share of non-License Payment revenues received from the use of the Technology.

4.	The term “Licensing Payments” shall include all up front or annual fees from third party licensing activities plus any allocation of the ongoing share of revenues from licensing arrangements.

5.	The term “Revenue” shall be defined as gross cash receipts or gross sales before any deductions.

OWNERSHIP RIGHTS

6.
Alberta hereby conveys, transfers and assigns to Blast (as a co-owner with Alberta) a 50% undivided interest in all of Alberta’s rights, title and interest in the Technology. Either party may hold or may sell, convey or assign their respective interests in the Technology, subject to all rights, terms, obligations and liabilities of this Agreement. Such sale, conveyance or assignment shall be subject to the approval of the other Party, which shall not be unreasonably withheld. This Agreement shall be assigned by either Party to any other Party owned or under the effective control of the assigning Party (or its shareholders) without the approval of the other Party.

7.
In the event of a potential sale by one of the Parties of an ownership interest in the Technology, such sale terms shall be offered by the selling Party to the other Party in writing, with a written copy of the offer and the non-selling Party will have a right of first refusal to match said offered terms within twenty one (21) calendar days of written notice by the selling Party. A failure to accept the terms and conditions in writing as offered to the third party, within twenty one (21) calendar days of first notice shall be an act of declining.

8.
Should Blast decide to sell or merge the company in its entirety with or into a third party, Alberta shall have no rights to participate in the proceeds from such sale (except as rights otherwise become available by virtue of its shareholdings in Blast arising from this Agreement or otherwise), but such third party shall agree in writing to all of the terms, obligations, and responsibilities of this Agreement.

TERMS AND CONSIDERATION

9.
Alberta hereby sells, grants and conveys to Blast a 50% co-ownership interest in the Technology, which includes the unrestricted right to use the Technology as defined in paragraph 1, and to license such use to others, world-wide, consistent with the License Approval provisions in 15, 16 and 17 below, upon execution of this Agreement, in consideration for which, Blast promises to pay the consideration for such ownership, including terms for sharing revenues as part payment of such consideration, and restrictions upon ownership pending payment of certain consideration as follows:

a.
Upon execution of this Agreement and as part of the purchase price consideration, Blast will convey to Alberta three million (3,000,000) restricted shares of its common stock. Blast will file a registration pursuant to requirements of the Securities and Exchange Commission within ninety (90) days of execution and use its best efforts to obtain effectiveness from the SEC, so that such stock may become unrestricted and trade publicly. Blast does not guaranty that the Securities and Exchange Commission will approve such filing. Alberta’s shares of Blast’s common stock shall be of the same class and type as other Blast common stock without any variance in voting or other rights.

b.
Upon execution of this Agreement and as part of the purchase price consideration, Blast will issue to Alberta seven hundred fifty thousand (750,000) warrants for the purchase of shares of common stock of Blast, exercisable at forty five cents ($ .45) per share, and exercisable at such time as a minimum of $225,000 revenue has been received by operation of Blast’s first rig using the Technology. Such warrants will expire three (3) years from date of issuance. These warrants will be subject to dilution (reset) adjustment, in whole or in part, at the time they are exercised. Said warrants therefore shall be increased to offset any dilution that would occur by the issuance of additional shares of common stock by Blast from this date forward. (This issuance of warrants is in addition to the issuance of two hundred fifty thousand (250,000) warrants previously issued to Alberta’s affiliate, Albert Energy Holding, Inc., pursuant to a prior separate agreement.)

c.
Following the execution of this Agreement and as part of the purchase price consideration, Blast shall pay to Alberta one-half of Blast’s 50% share of the gross revenue from licensing the use of the Technology, (i.e., seventy-five percent (75%) of such gross revenue being paid to Alberta, and twenty-five percent (25%) to Blast) in addition to its own one-half, until Alberta has received two million dollars ($2,000,000) from the extra 50% of Blast’s portion, in addition to Alberta’s own one-half interest in such revenue. Following the payment of the two million dollars ($2,000,000), the Parties shall share all future licensing revenue equally. It is not intended that any form of corporate guarantee or debt obligation shall arise requiring disclosure within the published financial statements of Blast as a result of the disproportionate license revenue sharing provisions contained herein.

d.
As part of the consideration to enter the agreement, Blast shall pay to Alberta a Royalty Payment of two thousand dollars ($2,000) per well bore, or two percent (2%) of the gross revenue received, whichever is greater, for each well bore in which Blast utilizes the Technology, with payment and an accounting at the close of each calendar month forty five days (45) after the close of said month. Services requested by Blast customers from third party vendors (e.g. pumping services) and invoiced by Blast as a pass through billing to the customer are not subject to Royalty Payments.

e.
Alberta shall have the option (but not the obligation) to build each drilling rig utilizing the Technology and in consideration Blast shall pay Alberta all of the actual invoice costs of the items used, plus fifty thousand dollars ($50,000) for each drilling rig (with the exception of the initial drilling rig now under construction, which is the subject of a separate agreement). The fifty thousand dollars ($50,000) shall be paid half at the time construction of the rig begins and the balance when the rig is completed. Drilling rig cost invoices will be paid by Blast based upon their due dates. Blast will notify Alberta, in writing, of its intention to build each new rig together with any special requirements, specifications, and contractual provisions that Blast may require. Within fourteen (14) calendar days of receipt of the notice, Alberta shall either agree to commit or decline to build the rig(s), in writing. If Alberta commits to accept the engagement, it will also provide an estimated completion time and cost. Alberta’s failure to formally agree to accept the terms and conditions of the construction within the fourteen (14) calendar days of the notice shall be considered a rejection to exercising the option.

f.
Alberta shall provide use of any of its leases to Blast for the purpose of testing its abrasive jetting services, while the initial rig is being commissioned. Any out of pocket costs incurred by Alberta in such field testing shall be borne by Blast.

g.	The Parties shall memorialize the 50% transfer of ownership with executed assignment documents and filings with the US Patent and Trademark Office.

INDEMNITY

10.
Alberta shall indemnify, defend and hold harmless Blast and its representatives from and against all claims, losses, settlements, liabilities, damages, costs or expenses (including reasonable attorney’s fees and disbursements) made against or incurred by Blast or its representatives of any nature whatsoever based upon, arising out of, or in connection with, any use by Alberta of the Technology.

11.
Blast shall indemnify, defend and hold harmless Alberta and its representatives from and against all claims, losses, settlements, liabilities, damages, costs or expenses (including reasonable attorney’s fees and disbursements) made against or incurred by Alberta or its representatives of any nature whatsoever based upon, arising out of, or in connection with, any use by Blast of the Technology.

RIGHT OF USE OF TECHNOLOGY BY ALBERTA

12.
Alberta retains the right to use the Technology, or any adaptation of the Technology, on oil, gas or mineral lease-holds where Alberta holds a lease interest. Alberta’s use of the Technology, in such a case, shall be without obligation to pay Royalty Payments to Blast.

13.	Alberta shall not offer abrasive jetting services for oil, gas or mineral applications for monetary or other valuable consideration paid by third parties, exclusive of section 12.

14.
In the event the Parties shall intend to use the Technology in a new business application with a third party, that Party shall offer a right of first refusal to the other Party to enter into such operation on the same terms as those contemplated with the third party. In such circumstance, the offering Party shall fully disclose to the other Party the financial and other details of the proposed operation, and the other Party shall have twenty-one (21) calendar days in which to agree to participate on the same basis and conditions or to decline. A failure to formally agree to accept the terms and conditions of the third party within twenty-one (21) days of first notice shall be considered a rejection of the offer. The offering Party shall thereafter be free to proceed without obligation to the rejecting Party except that the offering Party shall pay to the rejecting Party, the same Royalty Payment terms described in 8. e herein with payment and an accounting pursuant to the accounting and payment terms described below.

LICENSE APPROVAL AND JOINT MANAGEMENT

15.
The Parties hereby agree to develop a joint strategy and business plan, designed to maximize Licensing Payments and deployment of the Technology. Blast shall be responsible for the License Contract activities with oversight by Alberta.

16.
Each party’s approval is required for any license or grant of use of such Technology to third parties, by either Party, which approval shall not be unreasonably withheld. Each Party shall have ten (10) calendar days following a request for approval to state its position and if no response is provided within the ten (10) day period, the non-responding party shall be deemed to have provided its approval. In the event either Party reasonably disapproves of the license or grant of use of the Technology, the license or grant of use shall not be undertaken.

17.
The management of the Technology shall be jointly held between the Parties and in the event of a deadlock in a decision (other than the approval process in paragraph 16 above), then the Parties shall use their best efforts to reach consensus. In the absence of a consensus between the Parties to change the management of the Technology, no decisions shall be made to change the arrangements that previously existed.

CONSULTING

18.
Alberta agrees to make available to Blast personnel necessary for training on the use of Technology for a reasonable fee to be determined in light of the requirements and circumstances at such time. No obligation to use such training is created hereby.

19.
Alberta agrees to continue the provision of consulting services to Blast and Blast agrees to continue to pay for such services at the rate of $10,000 per month until such consulting term expires on December 31, 2005.

PAYMENTS AND REPORTS

20.
The Parties shall keep or cause to be kept, in accordance with good accounting practices, books, records, and accounts of operations, relating to use and licensing of the Technology, as may be necessary for determining the Royalty Payments and Licensing Payments that may become due.

21.
An accounting and all Royalty Payments shall be provided fifteen (15) days following the close of each month for cash received in the preceding month. Payment shall be by check or wire transfer in US dollars to the bank account designated in writing by the Party receiving payment. Licensing Payments from third parties shall be paid within seven (7) calendar days of receipt.

22.
In the event of any dispute with respect to accounting or payments under this Agreement, pursuant to the request of either Party, the Parties shall select an independent Certified Public Accountant to examine the books and records and to report the results of such examination to both parties promptly. In the event such examination shows that payments to either Party have been understated by five percent (5%) or more, the other Party shall pay the cost of the examination; otherwise, the cost of the examination shall be paid by the requesting party.

TERM

23.	The Agreement shall remain in effect for the duration of the co-ownership of the Technology.

BUY-OUT RIGHTS

24.
In the event either of the Parties decides to liquidate its assets, including its ownership in the Technology; or if a Party is dissolved other than in a reorganization; then the other Party shall have the first right of refusal to purchase that Party’s ownership interest in the Technology as set forth below.

25.
If one of the Parties decides to make an offer for the other party’s 50% interest, such offer should be made on the same or similar basis that the Party would be willing to sell its own 50% interest on the same terms and conditions offered. The Buy-Out Price shall be determined on the basis of arms length negotiations between the two Parties and shall be reached by consensus in a reasonable time frame. If a third party shall make an offer to purchase the Technology owner within six calendar months of a sale of the 50% interest between the Parties, then the buying party shall offer the selling party the right to participate in the third party sale on the same terms and conditions as if they were still a 50% owner. If the third party sale has not closed after six calendar months from the time of sale of the 50% share, such right to participate in the third party sale shall cease to exist.

26.
Upon payment of the purchase price, the Party making the purchase shall become the owner of one hundred percent (100%) of the Technology (including the patent and trademark rights related to such Technology) effective with the date of the event giving rise to the buy-out rights. Such buy-out (whether exercised or not) shall not affect the obligation of either Party to the other that may have accrued prior to such buy-out rights coming into existence. Upon payment of the purchase price, the selling party shall execute all documents necessary to transfer ownership to the buying party. The selling party hereby appoints the other party its attorney-in-fact to execute all such documents in the event the selling party fails, refuses or otherwise cannot execute such documents. Following the buy-out, the Party making the purchase shall assume all of the rights and obligations of the selling Party with respect to any existing license or other agreements or arrangements which grant rights to third parties to use the Technology.

27.
Notwithstanding the foregoing buy-out provisions, no buy-out rights shall arise against Blast as long as Blast pays to Alberta or otherwise causes Alberta to receive no less than twenty five thousand dollars ($25,000) during each calendar year following an event described in paragraph 24 above.

CONFIDENTIALITY

28.
Subject to the terms of this Agreement, the Parties agree to use their best reasonable efforts to maintain the Confidential Technical Information in confidence and to use their best efforts to prevent the disclosure thereof to others. Notwithstanding the foregoing, Blast may, to the extent necessary for its daily operations, including for marketing purposes, such as but not limited to presentations to clients and prospective clients, press releases, presentations to conferences, business forums, SEC filings, Stock Exchange requirements and the like, disclose the Confidential Technical Information to the extent previously agreed upon by Alberta. Otherwise, third parties receiving any part of the Confidential Technical Information must have signed confidentiality or non-disclosure agreements essentially in the form attached hereto.

29.
When Confidential Technical Information is required to be disclosed by either party by law, regulation or judicial or administrative process, such Party will promptly give notice to the other Party of the existence, terms and circumstances surrounding such required disclosure in order that the other Party may have an opportunity to intervene to contest such disclosure.

30.	The Parties’ obligations to maintain Confidential Technical Information in confidence shall continue throughout the commercial life of the Technology.

REPRESENTATIONS AND WARRANTIES

31.
The Parties agree that this Agreement constitutes a legal, valid and binding obligation for each Party, enforceable against such Party in accordance with its terms (subject always to applicable bankruptcy, insolvency, receivership and other similar laws relating to or affecting the enforcement of creditor’s rights generally and to general principles of equity).

32.
The Parties warrant and represent to each other: that each (i) is duly formed and organized and validly existing under the laws of the jurisdiction of its formation, (ii) is properly qualified to do business and is in good standing under the laws of each jurisdiction in which it does business, (iii) has all necessary corporate or similar power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby; and that this Agreement, its execution and the fulfillment and compliance with the terms and conditions hereof, do not violate or conflict with any provision of or result in any breach of or default under any (i) organizational documents of each Party, (ii) law or judicial, award, or similar decree, or (iii) agreement, to which parties are bound for their representations and warranties.

33.	Alberta makes the following representations and warranties, and acknowledges that such representations and warranties are material and that Blast has relied upon them in entering into this Agreement:

a.	Alberta is the sole and absolute owner of the Technology and has an absolute right to enter into the transaction represented by this Agreement;

b.	Alberta is under no legal restriction and is free to disclose the Technology and all other technical information related to the Technology to Blast;

c.	Alberta is not aware of any prior art that would invalidate its patent application;

d.	Alberta owns the Technology free and clear of any liens, licenses, or known enforceable claims of others;

FORCE MAJEURE

34.
If performance of this Agreement by either Party is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of public enemies, blockage, embargo, strikes, or any law, order, proclamation, regulation, ordinance, demand or requirement having a legal effect of any government or any judicial authority or representative of any such government, beyond the reasonable control of the Party affected, then such affected Party shall upon giving written notice to the other Party be excused from such performance to the extent of such prevention, restriction or interference; but provided, however, that the affected Party shall use its best efforts to avoid or remove such cause or causes of nonperformance and shall continue performance hereunder to the utmost of its ability whenever such causes are removed.

ARBITRATION

35.
All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement shall be decided by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in force and, to the maximum extent applicable, the Texas Arbitration Act (Texas Civil Practice & Remedies Code, '172.031 et. seq.). For claims, disputes or controversies which either Party may have in excess of $1,000,000, exclusive of claims for interest, attorneys fees and costs, three (3) neutral arbitrators shall be used. Otherwise a single arbitrator shall be used. For purposes of determining the number of arbitrators, the Parties’ claims and counterclaims shall not be additive. The arbitration shall be conducted in Harris County, Texas. The decision of the arbitrator(s) shall be final, binding and enforceable in any court of competent jurisdiction, and the Parties agree that there shall be no appeal from the arbitrator(s)’ decision except as provided by applicable law. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of this Agreement. The Parties acknowledge and agree that this Agreement includes activities in interstate commerce and that the Federal Arbitration Act shall control and apply to all arbitrations conducted hereunder, notwithstanding any state law provisions to the contrary.

36.
The Parties irrevocably agree to be joined as parties in any arbitration proceeding which involves claims, disputes or controversies which either Party may have with other parties not a Party this Agreement and which involve issues which are otherwise subject to arbitration under this Agreement.

37.	The Parties irrevocably waive any objection to the joinder of other parties who are not parties to this Agreement to any arbitration commenced pursuant to this Agreement.

MISCELLANEOUS PROVISIONS

38.
This Agreement was negotiated, consummated and entered into in Harris County, Texas. The Parties agree that the validity and interpretation of this Agreement shall be governed by the laws of the State of Texas, and that venue and jurisdiction of any disputes relating to this Agreement shall lie in Harris County, Texas.

39.
This Agreement contains the entire and only agreement of the Parties relating to the Technology, but does not supersede or interfere with an agreement of the Parties co-existent with this Agreement relating to construction of a drilling rig which utilizes the Technology. Any prior representation, agreement, or promise, of either party, including the License Agreement of on or about October 27, 2004 (which is superseded and replaced by this Agreement), not incorporated in this Agreement, is null and void, except that that Parties acknowledge and agree that the License Agreement was intended to be executed between Blast and Alberta Energy Partners and that all warrants delivered or deliverable through that License Agreement should be to Alberta Energy Partners. Any amendment of this Agreement shall be in writing and executed by both Parties.

40.
If any provision of this Agreement is found to be unenforceable under applicable law, the unenforceable provision shall be amended to conform to that which is enforceable, and any lack of enforceability of any provision shall not affect the continued effect and enforceability of the remainder of the Agreement if continued compliance of the Parties with the remainder of the Agreement is commercially reasonable of attainment and consistent with the over-all intent and purpose of the Agreement.

41.	The failure of either Party to exercise any of its rights under this Agreement shall neither constitute a waiver of those rights nor excuse the other Party of its obligations under this Agreement.

42.
Any notice given or required to be given under this Agreement shall be in writing and addressed to the Party executing this Agreement at the address shown below. Any notice given by United States certified mail or by courier service shall be effective upon receipt.

43.	Neither Blast nor Alberta shall be responsible for the other Party's federal, state or other taxes arising out of monies or other consideration provided between the Parties under this Agreement.

44.	This Agreement shall be executed in four sets of counterparts and any duly executed copy thereof shall be considered an original for these purposes.

45.
Nothing shall be construed herein to suggest that the Parties are entering into a Joint Venture, Partnership, Agency, or other such form of relationship between them. As co-owners of the Technology, the Parties do not intend to file a tax return as partners and will take the actions necessary to elect out of subchapter K of the Internal Revenue Code.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives and effective as of the date first above written.

ALBERTA ENERGY PARTNERS
43 Brookgreen Circle North
Montgomery, Texas 77356

By: ___s/Mark McAfee__________

Mark McAfee, General Partner

By: __s/Mark Alley_____________
Mark Alley, General Partner

BLAST ENERGY SERVICES, INC. (f/k/a Verdisys, Inc.)
14550 Torrey Chase Boulevard, Suite 330
Houston, Texas 77014

By: s/David Adams _

David M. Adams
President & Co-Chief Executive Officer

WITNESS		WITNESS

By:	s/ Mark Alley	By:	s/ John O’Keefe
Mark Alley		John O’Keefe

SCHEDULE A
MODEL CONFIDENTIALITY AGREEMENT

THIS AGREEMENT, entered into this _____________, by and between Blast Energy Services, Inc. a corporation organized and existing under the laws of the State of California., ("Disclosing Party"), and_____________, a corporation organized and existing under the laws of the State of_____________ ("Receiving Party"). Disclosing Party and Receiving Party are sometimes herein individually called a “Party” and collectively called the “Parties”.

1. Disclosure of Confidential Information. The Disclosing Party is willing, in accordance with the terms and conditions of this Agreement, to disclose to the Receiving Party certain confidential information, which is proprietary, relating to the abrasive fluid jetting technology (“Technology”) which may be in tangible, intangible or electronic form, together with any notes, memoranda, analyses, evaluations, charts, drawings or summaries derived therefrom. The foregoing is herein referred to, individually or collectively as the context may require, as the "Confidential Information". The obligation of Disclosing Party to disclose Confidential Information to Receiving Party is subject to applicable provisions of agreements that Disclosing Party has with third parties.

2. Confidentiality Obligation and Non-Competition.  In consideration of the disclosure of Confidential Information referred to in Paragraph 1 hereof, the Receiving Party agrees that the Confidential Information shall be kept strictly confidential and shall not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy or reproduction, without the Disclosing Party's prior written consent, except as provided in Paragraphs 3, 4 and 5 below.

3. Confidentiality Exceptions. The Receiving Party may disclose the Confidential Information without the Disclosing Party's prior written consent only to the extent such information:

(A)	is already known to the Receiving Party as of the date of disclosure hereunder;

(B)	is already in possession of the public or becomes available to the public other than through the act or omission of the Receiving Party;

(C)
is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that the Receiving Party shall give written notice to the Disclosing Party prior to such disclosure); or

(D)	is acquired independently from a third party that represents that it has the right to disclose such information at the time it is acquired by the Receiving Party.

4. Disclosure to Affiliated Companies. The Receiving Party may disclose the Confidential Information without the Disclosing Party's prior written consent to an Affiliated Company (as hereinafter defined), provided that the Receiving Party guarantees the adherence of such Affiliated Company to the terms of this Agreement. "Affiliated Company" shall mean any company or legal entity which (a) controls either directly or indirectly a Party, or (b) which is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a company or entity that directly or indirectly controls such Party. "Control" means the right to exercise more than 50% or more of the voting rights of such company.

5. Other Permitted Disclosures. The Receiving Party shall be entitled to disclose the Confidential Information without the Disclosing Party's prior written consent to such of the following persons who have a clear need to know in order to evaluate the Area of Operations:

(A) employees, officers and directors of the Receiving Party;

(B) employees, officers and directors of an Affiliated Company;

(C)	any professional consultant or agent retained by the Receiving Party for the purpose of evaluating the Confidential Information; or

(D)
any bank, financial institution or person that finances the participation by Receiving Party or an Affiliate of Receiving Party of the Technology, including any professional consultant retained by such entity for the purpose of evaluating the Confidential Information.

Prior to making any such disclosures to persons under subparagraphs (C) and (D) above, however, the Receiving Party shall obtain from each such person an undertaking of confidentiality, with substantially the same content as this Agreement.

6. Use of Confidential Information by Receiving Party. The Receiving Party and its Affiliated Companies, if any, shall use or permit the use of the Confidential Information disclosed under Paragraphs 4 or 5 above to evaluate the Area of Operations and determine whether to enter into a transaction with Disclosing Party or one of its Affiliates for evaluation of the Technology.

7. Responsibility to Ensure Confidentiality. The Receiving Party shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. Neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however it may be caused.

8. Ownership of Confidential Information. The Confidential Information shall remain the property of the Disclosing Party, and the Disclosing Party may demand the return thereof at any time upon giving written notice to the Receiving Party. Within 10 days of receipt of such notice, the Receiving Party shall return all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was disclosed pursuant to Paragraphs 4 and 5 hereof. .

9. Further Agreements. If the Parties agree to participate in further agreements, which include confidentiality provisions, then this Agreement shall terminate automatically on the date the Receiving Party enters into a further agreement with Disclosing Party or one of its Affiliates that contains provisions covering the confidentiality of data for the Technology. Unless earlier terminated under the preceding sentence, the confidentiality obligations set forth in this Agreement shall terminate two (2) years after the date of this Agreement.

10. Right to Disclose Confidential Information. The Disclosing Party hereby represents and warrants that it has the right and authority to disclose the Confidential Information to the Receiving Party, subject to the terms of agreements of Disclosing Party with third parties relating to the Confidential Information. The Disclosing Party, however, makes no representations or warranties, express or implied, as to the quality, accuracy and completeness of the Confidential Information disclosed hereunder, and the Receiving Party expressly acknowledges the inherent risk of error in the acquisition, processing and interpretation of technical data. The Disclosing Party, its Affiliated Companies, their officers, directors and employees shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by the Receiving Party.

11 General Provisions.

(A) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to principles of conflicts of law that would refer the matter to the laws of another jurisdiction.

(B) Dispute Resolution.
All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement shall be decided by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in force and, to the maximum extent applicable, the Texas Arbitration Act (Texas Civil Practice & Remedies Code, '172.031 et. seq.). For claims, disputes or controversies which either Party may have in excess of $1,000,000, exclusive of claims for interest, attorneys fees and costs, three (3) neutral arbitrators shall be used. Otherwise a single arbitrator shall be used. For purposes of determining the number of arbitrators, the Parties’ claims and counterclaims shall not be additive. The arbitration shall be conducted in Harris County, Texas. The decision of the arbitrator(s) shall be final, binding and enforceable in any court of competent jurisdiction, and the Parties agree that there shall be no appeal from the arbitrator(s)’ decision except as provided by applicable law. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of this Agreement. The Parties acknowledge and agree that this Agreement includes activities in interstate commerce and that the Federal Arbitration Act shall control and apply to all arbitrations conducted hereunder, notwithstanding any state law provisions to the contrary.

(C) Approval of Offers. Unless otherwise expressly stated in writing, any prior or future proposals or offers made in the course of the Parties’ discussions are implicitly subject to all necessary management and government approvals and may be withdrawn by either Party at any time. Nothing contained herein is intended to confer upon Receiving Party any right whatsoever to Disclosing Party’s interests. Receiving Party agrees with Disclosing Party that neither the review of Confidential Information nor the granting of access thereto creates any obligation on Receiving Party or Disclosing Party to acquire or dispose of, respectively, any interest in their operations.

(D). Further Agreements. Unless otherwise expressly stated in writing, any prior or future proposals or offers made in the course of the Parties' discussions are implicitly subject to all necessary management and other approvals and may be withdrawn by either Party at any time. Nothing contained herein is intended to confer upon the Receiving Party any right whatsoever to the Disclosing Party's interest in their operations.

(E). Amendments to Agreement. No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties hereto.

(F) Entire Agreement. This Agreement comprises the full and complete agreement of the Parties hereto with respect to the disclosure of the Confidential Information and supersedes and cancels all prior communications, understandings and agreements between the Parties hereto, whether written or oral, expressed or implied.

(G) Notices. Any notice given hereunder by either Party shall be given in writing and shall be delivered in person, or sent by facsimile, or mailed by first class or registered mail, postage prepaid, and shall be considered to have been well and sufficiently given when received by the Party to whom it is addressed as follows. Each Party shall have the right to change its address at any time and/or designate that copies of all notices be directed to another person at another address, by giving written notice thereof to the other Party.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

BLAST ENERGY SERVICES, INC.

By:___________________________

RECEIVING PARTY

By:__________________________